                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            Basin Exploration, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                             BASIN EXPLORATION, INC.
                           370 17TH STREET, SUITE 3400
                             DENVER, COLORADO 80202
                                 (303) 685-8000

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD ON MAY 5, 1998


TO THE STOCKHOLDERS:

     The Annual Meeting of the Stockholders of BASIN EXPLORATION, INC. will be held in Governor's Square No. 10 of the Adam's Mark Hotel, 1550 Court Place, Denver, Colorado, on May 5, 1998 at 8:30 a.m. for the following purposes:

            1. To re-elect Class III directors to the Board of Directors.

            2. To consider and vote upon a proposal to amend the Company's Equity Incentive Plan to increase by 600,000 shares, from 1,475,334 to 2,075,334, the number of shares of the Company's Common Stock currently available for issuance under the Equity Incentive Plan, and correspondingly to increase by 600,000 shares, from 1,150,000 to 1,750,000, the number of shares of the Company's Common Stock which are cumulatively available under the Equity Incentive Plan for the grant of incentive stock options, and to amend in certain particulars stock option grants to non-employee directors as further described in the Proxy Statement;

            3. To approve the appointment of Arthur Andersen LLP as independent auditors for the current fiscal year.

            4. To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

     Only stockholders of record as of the close of business on March 12, 1998 (the "Record Date") will be entitled to notice of or to vote at this meeting or any postponement or adjournment(s) thereof. A copy of the Annual Report to Stockholders for the Fiscal Year Ended December 31, 1997 is enclosed with this Notice and Proxy Statement.

     WE HOPE YOU WILL BE ABLE TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING ADDRESSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. STOCKHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY SO DESIRE.

                                   BY ORDER OF THE BOARD OF DIRECTORS

                                   /s/ HOWARD L. BOIGON
                                   Howard L. Boigon
                                   Secretary

April 3, 1998

                           BASIN EXPLORATION, INC.

                               PROXY STATEMENT

                                   FOR THE

                        ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON MAY 5, 1998


     This Proxy Statement is furnished to stockholders in connection with the solicitation of proxies by the Board of Directors of Basin Exploration, Inc. (the "Company") for use at the Annual Meeting of Stockholders of the Company (the "Meeting") to be held in Governor's Square No. 10 at the Adam's Mark Hotel, 1550 Court Place, Denver, Colorado, on May 5, 1998, at 8:30 a.m. or at any adjournment or postponement thereof. This Proxy Statement and Proxy are being mailed to Stockholders on or about April 3, 1998.

     The cost of soliciting Proxies is being paid by the Company. In addition to the mailings, the Company's officers, directors and other regular employees, without additional compensation, may solicit Proxies personally or by other appropriate means.

                             ELECTION OF DIRECTORS
                                (PROPOSAL NO. 1)

     There are currently eight members of the Board of Directors. All directors of the Company serve staggered terms of three years. Donald H. Anderson was elected to the Board of Directors on November 20, 1997 as a Class III Director at a special meeting of the Board of Directors. Because this created a disproportionate grouping of four Class III directors, the Board has voted to change Michael A. Nicolais, formerly a Class III director, to a Class I director, to stand for re-election at the Annual Meeting of Stockholders in 1999. Accordingly, only the terms of the remaining Class III directors, Messrs. Donald H. Anderson, Michael S. Smith, and Larry Unruh expire at the Annual Meeting of Stockholders in 1998. The Board of Directors recommends that Messrs. Anderson, Smith and Unruh be re-elected as Class III Directors for three-year terms to expire at the annual meeting in 2001.

     Directors are elected by the affirmative vote of a majority of the shares of Common Stock of the Company represented in person or by proxy at the Annual Meeting. All of the nominees have expressed their willingness to serve, but if because of circumstances not contemplated, either of the nominees is not available for election, the Proxy holders named in the enclosed Proxy form intend to vote for such other person or persons as the Board of Directors may nominate. Information with respect to each nominee is set forth under the heading entitled "Management -- Directors and Executive Officers."

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE ELECTION AS DIRECTORS OF THE PERSONS NOMINATED.

                      AMENDMENTS TO EQUITY INCENTIVE PLAN
                                (PROPOSAL NO. 2)

     The Board has unanimously approved and recommended to the Stockholders for approval an amendment to the Company's Equity Incentive Plan ("Incentive Plan") that, if approved by the Stockholders, would (i) increase by 600,000 shares the number of shares of the Company's Common Stock currently available for issuance under the Incentive Plan, and (ii) increase by 600,000 shares the maximum number of such shares that are cumulatively available for the grant of incentive stock options. All full-time employees of the Company and its subsidiaries whose judgment, initiative and efforts are, or will be, important to the successful conduct of the Company's business are eligible to participate in the Incentive Plan.

     The Incentive Plan is administered by the Compensation and Incentive Committee of the Board, pursuant to the terms of the Incentive Plan permitting the Board to delegate such authority. Subject to the terms of the Incentive

Plan, the Compensation and Incentive Committee determines the persons to whom awards are granted, the type of award granted, the number of shares granted, the vesting schedule, the type of consideration to be paid to the Company upon exercise of options and the terms of any option. Under the Incentive Plan, the Company may grant to officers, employees and consultants awards of restricted stock, stock options and performance awards or any combination thereof.

     Under the Incentive Plan, the Company may grant both incentive stock options ("incentive stock options") intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and options that are not qualified as incentive stock options ("non-statutory stock options"). Incentive stock options may be granted only to persons who are employees of the Company, while non-statutory stock options may also be granted to persons who are consultants to the Company. The exercise price of incentive stock options may not be less than 100% of the fair market value of a share of Common Stock on the option grant date (and not less than 110% of such fair market value in the case of options granted to persons who own more than 10% of the outstanding Common Stock). The terms of options granted under the Incentive Plan may not exceed 10 years (or five years in the case of incentive stock options granted to persons owning more than 10% of the outstanding Common Stock). As of the date of this Proxy Statement, the Company had issued 1,240,167 stock options to key personnel of the Company (net of those forfeited), of which 134,667 have been exercised.

     Under the performance award component of the Incentive Plan, participants may be granted an award denominated in shares of Common Stock or in dollars. Achievement of the performance targets, or multiple performance targets established by the Compensation and Incentive Committee relating to corporate, group, unit or individual performance, shall entitle the participant to payment at the full amount specified with respect to the award, subject to adjustment at the discretion of the Committee in the event of performance exceeding the minimum performance target, but below the maximum performance target applicable to such award. Payment may be made in cash, Common Stock or any combination thereof, as determined by the Committee, and shall be adjusted in the event the participant ceases to be an employee of the Company before the end of a performance cycle by reason of death, disability or retirement. As of the date of this Proxy Statement, the Company had issued 105,000 performance shares to key personnel, for performance cycles covering 1997-99 and 1998-2000.

     Under the restricted stock component of the Incentive Plan, the Company may issue shares of stock that are restricted as to sale pending fulfillment of such vesting schedule and employment requirements as the Compensation and Incentive Committee shall determine. Prior to the lifting of the restrictions, the participant will nevertheless be entitled to receive distributions in liquidation and dividends on, and to vote the shares of, the restricted stock. The Incentive Plan provides for forfeiture of restricted stock for breach of conditions of grant. As of the date of this Proxy Statement, the Company had issued 118,797 shares of restricted stock (net of grants forfeited or withheld for tax purposes) to employees of the Company, 78,117 of which shares are still subject to forfeiture.

     The Incentive Plan currently provides for a current authorization of 1,475,334 shares of Common Stock for issuance thereunder, which is increased automatically on each succeeding annual anniversary of July 1, 1997, by a number of shares equal to one-half of one percent of the Company's then outstanding shares of Common Stock. For more information regarding the grant of options under the Incentive Plan, see "Executive Compensation" and "Compensation and Incentive Committee Report."

     If the Incentive Plan Proposal is adopted, the Incentive Plan would be amended to authorize the Company to issue up to 2,075,334 shares of Common Stock under the plan, which number would be increased automatically on each succeeding annual anniversary of May 5, 1998 by a number of shares equal to one-half of one percent of the Company's then outstanding shares of Common Stock. The Incentive Plan would also be amended to provide that no more than 1,750,000 of such shares authorized for issuance under the Incentive Plan shall be issued pursuant to incentive stock options.

     Through the date of this Proxy Statement, the total of outstanding stock options, performance shares and restricted stock awards issued under the Incentive Plan (plus 4,000 shares issued to non-employee directors in 1997 as a one-time award for past services) was 1,467,694 leaving only 7,370 shares available for grant. Except for 25,000 shares of incentive stock options to be granted to Mr. Smith upon approval of this proposal, the Company does not presently have any plans to grant any specific number of options or issue any specific number of shares of restricted stock to any particular employee upon the approval of this Incentive Plan proposal. However, the Board believes that the ability to provide incentive compensation in the form of stock options, performance awards and restricted stock awards is important in attracting and retaining key employees, and the increase in available shares is necessary to preserve the effectiveness of the Incentive Plan as an equity compensation vehicle for the Company's employees. The total amount of shares available for issuance under the Incentive Plan, if the stockholders approve this proposal, would constitute 15% of the Company's total issued and outstanding shares.

     In addition to the foregoing amendments to increase the number of shares available under the Incentive Plan, the Board has unanimously approved and recommended to the Stockholders for approval amendments to the Incentive Plan that, if approved by the Stockholders, would (i) increase the number of shares of Common Stock available for issuance to non-employee directors by 25,000 shares, from 150,000 to 175,000, and (ii) increase the number of shares of Common Stock to be issued to non-employee directors annually during their service as directors, after their first year of service, from 2,500 to 3,000 shares. The Company currently has five non-employee directors.

     The Board, or a committee consisting of such Board members or other persons as may be appointed by the Board, administers the Incentive Plan insofar as grants to non-employee directors are concerned. Under the Incentive Plan, non-employee directors receive options to purchase 10,000 shares that vest in equal installments over a three-year period upon being named to the Board, and options to purchase an additional 2,500 shares each succeeding fiscal year following election to the Board that vest one year after the date of grant. In 1997, the Company granted options on 20,000 shares to non-employee directors at exercise prices ranging from $6.781 to $20.375 per share.

     Each option granted under the Incentive Plan to non-employee directors expires ten years from the date of grant. The option exercise must be equal to 100% of the fair market value of a share of Common Stock on the option grant date. The price may be paid in cash or by surrendering to the Company outstanding Common Stock already owned by the optionee, valued at fair market value, or by a combination of such means of payment, as may be determined by the Board. Options granted pursuant to the Incentive Plan to non-employee directors may not be exercised more than three months after the option holder ceases to be a director of the Company, except that in the event of the death or permanent and total disability of the option holder, the option may be exercised by the holder (or his estate, as the case may be), for a period of up to one year after the date of death or permanent or total disability. Options granted to non-employee directors under the Incentive Plan are treated as non-statutory stock options under the Code.

     Through March 25, 1998, there were 44,000 shares available for grant to non-employee directors under the Incentive Plan. The employee members of the Board believe that the ability to provide incentives for non-employee directors in the form of stock options is important in attracting and retaining experienced members of the Board, and that the increase in available shares is necessary to preserve the Company's ability to continue to compensate its existing directors over the next few years while retaining the flexibility to expand the Board by adding new members as opportunities arise.

     Similarly, if this proposal is approved, the Incentive Plan would be amended to direct the Company to issue to each non-employee director options to purchase 3,000 shares of Common Stock (an increase of 500 shares) each fiscal year during such director's service as director, vesting one year from the date of grant, following the first year of service as director. The employee members of the Board believe that the increase in annual awards is necessary to keep the Company's compensation package for its non-employee directors competitive with those offered by its peer group.

     The full text of the proposed amendments to the Incentive Plan is attached to this Proxy Statement as Appendix A and should be read in its entirety.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE AMENDMENTS OF THE EQUITY INCENTIVE PLAN.


               APPROVAL OF APPOINTMENT OF INDEPENDENT AUDITORS
                               (PROPOSAL NO. 3)

     Action is to be taken by the stockholders at the Meeting with respect to the approval of the selection by the Company's Board of Directors of Arthur Andersen LLP to be the independent auditor for the current fiscal year. Arthur Andersen LLP has served as the Company's independent auditor since January 1992. Arthur Andersen LLP does not have and has not had at any time any direct or indirect financial interest in the Company and does not have and has not had at any time any connection with the Company in the capacity of promoter, underwriter, voting trustee, director, officer or employee. Neither the Company, nor any officer, director, or associate of the Company, has any interest in Arthur Andersen LLP.

     A representative of Arthur Andersen LLP will be present at the Meeting and will have the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF SUCH APPOINTMENT.

                       ACTION TO BE TAKEN UNDER THE PROXY

     If the enclosed Proxy is properly executed and returned, the shares represented thereby will be voted in the manner specified. If no specification is made on the Proxy, then the shares shall be voted in accordance with the recommendations of the Board of Directors. A Proxy may be revoked by a stockholder at any time prior to the exercise thereof by written notice to the Secretary of the Company, by submission of another Proxy bearing a later date or by attending the Meeting and voting in person.

     The accompanying Proxy will also be voted in connection with the transaction of such other business as may properly come before the Meeting or any adjournment or adjournments thereof. Management knows of no matters other than the matters set forth above to be considered at the Meeting. If, however, any other matter properly comes before the Meeting or any adjournment or adjournments thereof, the persons named in the accompanying Proxy will vote such Proxy in accordance with their best judgment on any such matter. The persons named in the accompanying Proxy will also, if in their judgment it is deemed to be advisable, vote to adjourn the Meeting from time to time.

                      RECORD DATE AND VOTING SECURITIES

     Only holders of the Company's $0.01 par value common stock ("Common Stock") of record as of the close of business on March 12, 1998 (the "Record Date"), will be entitled to vote on matters presented at the Meeting. On March 12, 1998 there were outstanding 13,819,000 shares of Common Stock, which constituted all the outstanding voting securities of the Company. Each share of Common Stock will be entitled to one vote on all matters presented at the Meeting, and there is no cumulative voting. The affirmative vote of a majority of the total number of shares represented and voted at the Meeting, assuming a quorum is present, is necessary for the approval of each of the matters being voted upon.

     With respect to the proposal for amending the Incentive Plan, abstentions will be counted as votes against and broker non-votes will be treated as not voting on the proposal. "Broker non-votes" are proxies with respect to shares held in record name by brokers or nominees, as to which (i) instructions have not been received from beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have discretionary voting power under applicable national securities exchange rules or the instrument under which it serves in such a capacity.

     The Company will request banks, brokerage houses, and other institutions, which act as nominees or fiduciaries for owners of Common Stock, to forward this proxy material to persons for whom they hold shares and to obtain authorization for the execution of proxies.

                        SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as to the number of shares of Common Stock of the Company beneficially owned as of March 31, 1998, by (i) each person who is known to the Company to be the beneficial owner of more than 5% of the Common Stock of the Company; (ii) each of the Company's directors; (iii) the five most highly compensated executive officers, including the Chief Executive Officer; and (iv) all of the executive officers and directors of the Company as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such holders, have sole investment and voting power with respect to such shares, subject to community property laws, where applicable.

                                                                                 PERCENTAGE
                                                    NUMBER OF                   BENEFICIALLY
   NAME AND ADDRESS                                  SHARES                         OWNED
   ----------------                                  ------                         -----
Michael S. Smith . . . . . . . . . . . . . . . .   3,194,432(a)                     22.97%
   Suite 3400
   370 17th Street
   Denver, Colorado 80202

State Street Research & Management Company . . .   1,053,500(b)                      7.62%
   One Financial Center, 30th Floor
   Boston, MA 02111-2690

The Guardian Life Insurance Company of America .     932,000(c)                      6.74%
Guardian Investor Services Corporation
The Guardian Park Avenue Fund
The Guardian Stock Fund, Inc.
The Guardian Park Avenue Small Cap Fund
The Guardian Small Cap Fund, Inc.
The Guardian Employees' Incentive Savings Plan
The Guardian Life Insurance Company of America
   Master Pension Trust
   201 Park Avenue South
   New York, NY 10003

Neil  L. Stenbuck. . . . . . . . . . . . . . . .      84,667(d)                       *
   Suite 3400
   370 17th Street
   Denver, Colorado 80202

Howard L. Boigon . . . . . . . . . . . . . . . .      95,000(e)                       *
   Suite 3400
   370 17th Street
   Denver, Colorado 80202

Thomas J. Corley . . . . . . . . . . . . . . . .      64,680(f)                       *
   Suite 3400
   370 17th Street
   Denver, Colorado 80202

Samuel D. Winegrad . . . . . . . . . . . . . . .      69,500(g)                       *
   Suite 3400
   370 17th Street
   Denver, Colorado 80202

Donald H. Anderson . . . . . . . . . . . . . . .      2,000                           *
   Suite 2750
   370 17th Street
   Denver, Colorado 80202

John F. Greene . . . . . . . . . . . . . . . . .      25,167(h)                       *
   P.O. Box 10,000 #217
   Silverthorne, Colorado 80498

J. Paul Hellstrom. . . . . . . . . . . . . . . .      36,784(i)                       *
   75 Overlook Rd.
   Morristown, NJ 07960

Michael A. Nicolais. . . . . . . . . . . . . . .      33,500(j)                       *
   40 East 52nd Street, 9th Floor
   New York, NY 10022

Larry D. Unruh . . . . . . . . . . . . . . . . .      23,500(k)                       *
   717 17th Street, Suite 1600
   Denver, Colorado 80202

All directors and executive officers
as a group (12 persons). . . . . . . . . . . . .   3,754,005(l)                     26.38%

----------------
 *   Less than 1%

(a) Includes 2,577,433 shares held by Mr. Smith, 304,300 shares held by Mr. Smith's wife, 96,000 shares held by trusts for Mr. Smith's children, of which Mr. Smith is trustee, 2,000 shares held by Mr. Smith's daughters, and 90,700 shares held by KaiTar Foundation, a nonprofit charitable foundation of which Mr. Smith's wife is president and Mr. Smith is vice president. Mr. Smith has no voting or investment power with respect to the shares held by his wife and disclaims beneficial ownership of such shares. Mr. Smith in his capacity as the trustee of the trusts for his children and as vice president of KaiTar Foundation has voting and investment power with respect to the shares held in such capacity and may be deemed to be the beneficial owner of such shares but disclaims beneficial ownership of such shares. Also includes stock options for 73,333 shares exercisable within 60 days, 10,666 shares of restricted stock, the restrictions on which lapse on February 3, 2000, and 40,000 performance shares, the restrictions on which lapse December 31, 1999 and December 31, 2000 in two equal increments.

(b) According to a Schedule 13G filed with the Securities and Exchange Commission, State Street Research & Management Company beneficially owns 722,400 shares with sole voting power and 1,053,500 shares with sole dispositive power. These shares are stated to be in fact owned by clients of State Street Research & Management Company, and it disclaims any beneficial interest in them. Metropolitan Life Insurance Company, an affiliate of State Street Research & Management Company, has also filed a
     Schedule 13G with respect to 407,100 of these shares, as to which it claims to hold sole voting and dispositive power.

(c) According to a Schedule 13G filed with the Securities and Exchange Commission, The Guardian Life Insurance Company of America, Guardian Investor Services Corporation, The Guardian Park Avenue Fund, The Guardian Stock Fund, Inc.,The Guardian Park Avenue Small Cap Fund, The Guardian Small Cap Fund, Inc., and The Guardian Employees' Incentive Savings Plan beneficially own as a group 932,000 shares, of which The Guardian Life Insurance Company of America has sole voting and dispositive power over 305,900 shares and the members of the group in the aggregate have shared voting and dispositive power over 626,000 shares.

(d) Includes stock options for 56,667 shares exercisable within 60 days, 5,000 shares of restricted stock, the restrictions on which lapse on February 3, 2000, and 10,000 performance shares, the restrictions on which lapse December 31, 1999 and December 31, 2000 in two equal increments.

(e) Includes stock options for 79,000 shares exercisable within 60 days, 5,000 shares of restricted stock, the restrictions on which lapse on February 3, 2000, and 10,000 performance shares, the restrictions on which lapse December 31, 1999 and December 31, 2000 in two equal increments.

(f) Includes stock options for 45,000 shares exercisable within 60 days, 5,000 shares of restricted stock, the restrictions on which lapse on February 3, 2000, and 10,000 performance shares, the restrictions on which lapse December 31, 1999 and December
     31, 2000 in two equal increments.

(g) Includes stock options for 45,000 shares exercisable within 60 days, 5,000 shares of restricted stock, the restrictions on which lapse on February 3, 2000, and 10,000 performance shares, the restrictions on which lapse December 31, 1999 and December 31, 2000 in two equal increments.

(h)  Includes stock options for 9,167 shares exercisable within 60 days.

(i) Includes stock options for 22,500 shares and a warrant for the purchase of 3,284 shares exercisable within 60 days.

(j)  Includes stock options for 22,500 shares exercisable within 60 days.

(k)  Includes stock options for 22,500 shares exercisable within 60 days.

(l) Includes stock options for 399,000 shares exercisable within 60 days, 39,833 shares of restricted stock, the restrictions on which lapse on February 3, 2000, 105,000 performance shares, the restrictions on which lapse December 31, 1999 as to 55,000 shares and December 31, 2000 as to 50,000 shares, and a warrant for the purchase of 3,284 shares exercisable within 60 days.


                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the names, ages and titles of the executive officers and the members of the Board of Directors of the Company.

   NAME                            AGE              POSITION
   ----                            ---              --------
   Michael S. Smith(1) . . . . .   42   Chairman of the Board, President and
                                         Chief Executive Officer
   Neil L. Stenbuck(1) . . . . .   44   Chief Financial Officer, Vice President
                                         and Director
   Howard L. Boigon(1) . . . . .   51   Vice President-General Counsel,
                                         Secretary and Director
   Thomas J. Corley  . . . . . .   38   Vice President-Engineering and
                                         Production
   Dalton F. Polasek . . . . . .   46   Vice President-Gulf Coast Engineering
   David A. Pustka . . . . . . .   44   Vice President Gulf Coast Exploration
   Samuel D. Winegrad  . . . . .   39   Vice President-Corporate Development
   Donald H. Anderson(2)(3)  . .   49   Director
   John F. Greene(2) . . . . . .   57   Director
   J. Paul Hellstrom(2)(3) . . .   57   Director
   Michael A. Nicolais(2)(3) . .   72   Director
   Larry D. Unruh(2)(3). . . . .   47   Director

------------
   (1)  Member of the Executive Committee.

   (2)  Member of the Compensation and Incentive Committee.

   (3)  Member of the Audit Committee.


     MICHAEL S. SMITH is Chairman of the Board, President, Chief Executive Officer, a director and a founder of the Company. Mr. Smith has been Chairman of the Board since 1983 and has been a director since inception. Mr. Smith was elected President and Chief Executive Officer in 1988. Mr. Smith is past president and a director of the Colorado Oil and Gas Association and served on the State of Colorado Governor's Minerals, Energy & Geology Policy Advisory Board.

     NEIL L. STENBUCK is Vice President-Finance, Chief Financial Officer, Treasurer and a director of the Company. He joined the Company in 1995. He was previously with United Meridian Corporation where he served as vice president-capital via the 1994 merger between UMC and General Atlantic Resources, Inc., where he held the same position beginning in 1989. He joined General Atlantic in 1987 as vice president-finance and accounting.
Mr. Stenbuck is a certified public accountant.

     HOWARD L. BOIGON is Vice President-General Counsel, Secretary and a director of the Company. Mr. Boigon joined the Company in March 1992. Previously, he had been a partner in the Denver office of Davis, Graham & Stubbs since 1978, having been with the firm since 1973 specializing in the practice of oil and gas law. Mr. Boigon began representing the Company as outside counsel in 1989. He is past president of the Colorado Oil and Gas Association and is a member of the Advisory Board of the International Oil and Gas Educational Center of the Southwestern Legal Foundation. He has served as Chair of the Mineral Law Section of the Colorado Bar Association, and Trustee of the Rocky Mountain Mineral Law Foundation. He has lectured and written on various topics of oil and gas law.

     THOMAS J. CORLEY is Vice President-Engineering and Production of the Company. He joined the Company in March 1996. For the previous three years he was vice president-manager of engineering at St. Mary Land & Exploration Company where he was responsible for the acquisition efforts and engineering functions of the company. From 1983 to 1993 he held various positions of increasing responsibility at General Atlantic Resources, Inc., involving operations, acquisitions and reservoir engineering and served there last as director of acquisitions. Mr. Corley is a member of the Society of Petroleum Engineers and served as a distinguished panel member at the 1995 SPE Annual Meeting.

     DALTON F. POLASEK, JR. is Vice President-Gulf Coast Engineering of the Company. Mr. Polasek has been employed in that position since February 1996. From 1994 to 1996, he was employed by SMR Energy Income Funds, as vice president of engineering. From 1991 to 1994, Mr. Polasek served as the director of Gulf Coast acquisitions/engineering for General Atlantic Resources. Prior to joining General Atlantic, Mr. Polasek served as manager of planning and business development for Mark Producing Company from 1983 to 1991.

     DAVID A. PUSTKA is Vice President-Gulf Coast Exploration and Gulf Coast Division Manager of the Company. He joined the Company in November 1995. From 1992 to 1995 he was vice president in charge of United States exploration for British-Borneo Exploration, Inc., a wholly-owned subsidiary of British-Borneo Petroleum Syndicate, PLC. From 1983 to 1992, he was responsible for exploration activities at Walter Oil & Gas Corporation, a privately held Gulf of Mexico exploration company, becoming a vice president in 1990. Mr. Pustka is a member of the American Association of Petroleum Geologists and the Houston Geological Society.

     SAM D. WINEGRAD is Vice President-Corporate Development of the Company. He joined the Company in August 1995. Mr. Winegrad was previously with United Meridian Corporation where he was vice president-land, the same position he occupied at General Atlantic Resources, Inc. at the time of its merger in 1994 with UMC. He joined General Atlantic in 1987 and became vice president-land the same year.

     DONALD H. ANDERSON is a director of the Company. He was elected to that position in November 1997. He is the executive director and a principal of Western Growth Capital LLC, a Colorado-based private equity investment and consulting firm. He joined WGC in March 1997 and has assumed responsibility for the firm's private equity and consulting services activities. Prior to joining WGC, Mr. Anderson was chairman, president and chief executive officer of PanEnergy Services, PanEnergy's non-jurisdictional operating subsidiary, from December 1994 until PanEnergy's announced merger with Duke Energy in March 1997. In that capacity, he was responsible for PanEnergy's natural gas and electric marketing, natural gas gathering and processing, and crude oil and natural gas liquids trading and pipeline transportation activities. Mr. Anderson was previously president, chief operating officer and director of Associated Natural Gas Corporation, the primary purchaser of the Company's production in the Denver-Julesburg Basin, from 1989 until its merger with PanEnergy in 1994. He is a director of Genesis Energy, LLC.

     JOHN F. GREENE is a director of the Company. He was elected to that position in February 1996. From 1985 until his retirement in 1995, he served as executive vice president of exploration and production for the Louisiana Land and Exploration Company, where he served on the board of directors from 1989 until his retirement. From 1981 to 1985, Mr. Greene was president and chief executive officer for Milestone Petroleum and then executive vice president of exploration for Meridian Oil and Gas Company via its merger with Milestone. He began his career at Continental Oil

Company holding various positions including director of exploratory projects for onshore and offshore offices and division exploration manager for the western United States.

     J. PAUL HELLSTROM is a director of the Company. He was elected to that position in March 1992. Mr. Hellstrom was employed by The First Boston Corporation from 1975 to 1989. At the time of his retirement in 1989, Mr. Hellstrom was co-head of First Boston's Real Estate Group, earlier having served as head of its Energy and Project Finance Groups. Prior to joining First Boston, he was a first vice president in charge of the Project Finance Group at Blyth Eastman Dillon & Co., Inc. and an Assistant Treasurer with Manufacturers Hanover Trust Company. Mr. Hellstrom currently serves as a director of First Reserve Corporation. First Reserve is a direct investor in natural resource and energy-related industries.

     MICHAEL A. NICOLAIS is a director of the Company. He was elected to that position in March 1992. Since April 1993 he has been employed by Carret & Co., Inc. as Senior Managing Director. From June 1991 to April 1993, he was employed by Goldman Capital Management, Inc. as Managing Director. From 1949 to 1991, Mr. Nicolais was employed by The Clark Estates, Inc., serving as president from 1968 to 1990. Mr. Nicolais served as a director of Mesa Petroleum Company from 1969 until 1984. He serves as a director of Hitox Corp. of America.

     LARRY D. UNRUH is a director of the Company. He was elected to that position in March 1992. Since 1982 he has been the managing tax partner at Hein + Associates, certified public accountants. During 1980 and 1981, he was chief financial officer of Otis Energy Inc. Prior to 1980, Mr. Unruh held tax and accounting positions with Hein + Associates, Coopers & Lybrand and Peat, Marwick Mitchell & Co. Mr. Unruh is a certified public accountant and is a member of the Federal Tax Division of American Institute of Certified Public Accountants. Mr. Unruh serves as a director of Alpharel Inc., an electronic imaging company.

     All directors of the Company serve staggered terms of three years and hold office until the annual meeting in the year in which their respective terms expire or until their respective successors are duly elected and qualified. Assuming they are re-elected, the terms of Messrs. Anderson, Smith and Unruh are scheduled to expire in 2001; the terms of Messrs. Stenbuck and Greene are scheduled to expire in 1999; and the terms of Messrs. Boigon, Hellstrom and Nicolais are scheduled to expire in 2000. All officers of the Company serve at the discretion of the Board of Directors. There are no family relationships between any director, officer or person nominated or chosen to become a director or officer and any other such persons.

COMMITTEES AND MEETINGS

     The Board of Directors of the Company has established an Audit Committee and a Compensation and Incentive Plan Committee. The Audit Committee's functions include recommending to the Board of Directors the engagement of the Company's independent public accountants and reviewing with such accountants the plans for and the results and scope of their auditing engagement, their discoveries, and certain other matters relating to their services provided the Company, including the independence of such accountants. The Audit Committee met 3 times in 1997. The Compensation and Incentive Committee reviewed on behalf of, and made recommendations to, the Board of Directors with respect to compensation of directors, executive officers and key employees and administered the Company's Equity Incentive Plan. The Compensation and Incentive Committee met 5 times in 1997.

     The Board of Directors met 9 times in 1997 by conference call or in person. No director attended fewer than 75 percent of the total meetings of the Board and all committees of the Board of which such director was a member.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Company's directors and executive officers and persons who are beneficial owners of more than 10% of the Company's Common Stock ("10% beneficial owners") are required to file reports of their holdings and transactions in Common Stock with the Commission and furnish the Company with such reports. Based solely upon its review of the copies the Company has received or upon written representations it has obtained from certain of these persons, the Company believes that, as of March 31, 1998, all of the Company's directors, executive officers and 10% beneficial owners had complied with all applicable Section 16(a) filing requirements with the following exceptions.

     In November 1994, the Company acquired Sterling Energy Corporation through a merger. A director of the Company, J. Paul Hellstrom, was a shareholder of Sterling and in exchange for his stock in the merger received (as did other stockholders of Sterling) a warrant to purchase 3,284 shares of Common Stock of the Company at $14.00 per share. Mr. Hellstrom continues to hold that warrant but in reliance on the absence of customary filing advice from the Company failed to file a Form 4 with the Commission describing that ownership until November 8, 1997 rather than in December 1994, the month following the merger.

     Donald H. Anderson was elected to the Board of Directors of the Company on November 21, 1997. Under the Company's Incentive Plan, he received a non-discretionary grant of options to purchase 10,000 shares of the Company's Common Stock effective on the date of his election. In response to delayed notification from the Company, he filed a Form 3 with the Commission on December 13, 1997, which was 12 days after the date on which it was due.

EXECUTIVE COMPENSATION

     The following table sets forth the aggregate compensation paid by the Company to the chief executive officer and the next four most highly compensated executive officers of the Company for each of the Company's last three fiscal years:

                                                 SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM COMPENSATION
                                                                         -----------------------
                                                                         RESTRICTED   SECURITIES
                                              ANNUAL COMPENSATION           STOCK     UNDERLYING        ALL
                                      ----------------------------------    AWARDS     OPTIONS         OTHER
        NAME                   YEAR   SALARY($)   BONUS($)   OTHER($)(1)    ($)(4)       (#)      COMPENSATION($)(2)
        ----                   ----   ---------   --------   -----------    -------   ----------  ------------------
Michael S. Smith               1997    355,000    160,000            (3)    140,000     40,000          8,975
Chairman of the Board          1996    320,980    213,000            (3)         --          0          8,616
  President and Chief          1995    355,000          0     53,750             --     30,000          4,784
    Executive Officer

Neil L. Stenbuck               1997    225,000     75,000            (3)     35,000     20,000          9,581
Vice President and             1996    225,000    150,000            (3)         --          0         10,063
  Chief Financial Officer

Howard L. Boigon               1997    189,150     75,000            (3)     35,000     10,000          7,680
Vice President and             1996    171,023    113,490            (3)         --     25,000          7,987
  General Counsel              1995    183,750          0            (3)         --          0          2,869

Thomas J. Corley               1997    143,750     75,000            (3)     35,000     15,000          7,203
Vice President -               1996    132,065     11,666            (3)         --     60,000          2,100
  Engineering and Production

Samuel D. Winegrad             1997    145,000     75,000            (3)     35,000     15,000          7,250
Vice President -               1996    125,000     83,333            (3)         --     20,000          7,983
  Corporate Development

--------------------

(1) The amounts reported in this column represent personal benefits consisting primarily of disability insurance premiums and payments made by the Company for vehicles. Mr. Smith received $31,735 in payments for company-provided vehicles and $20,000 in tax and estate planning services as specified in his Employment Contract for 1995.

(2) These amounts reflect contributions made on behalf of the respective individual under the Company's 401(k) Plan.

(3) The aggregate amount of perquisites and other personal benefits, securities, or property is less than the lesser of $50,000 or 10% of the total of annual salary and bonus for this executive officer for the indicated year.

(4) The amounts reported in this column represent the value at the date of grant (February 4, 1997) of performance shares to be released to the grantee if the Company attains certain performance goals by the end of a three-year performance cycle which begins with the year of award. The number of unvested performance shares and the value calculated at the December 31, 1997 closing price for the Company's common stock were as follows: Mr. Smith, 20,000 shares and $355,000; Messrs. Stenbuck, Boigon, Corley and Winegrad, 5,000 shares and $88,750, respectively.

     The following table sets forth information concerning individual grants of stock options made during the fiscal year ended December 31, 1997 to the Company's chief executive officer and the four named executive officers:

                         OPTION GRANTS IN LAST FISCAL YEAR

                              % of Total
                               Options
                               Granted      Exercise               Grant Date
                   Options   to Employees    or Base                 Present
                   Granted    in Fiscal      Price     Expiration   Value (4)
   Name              #(1)      Year(2)     ($/Sh)(3)       Date       ($)
   ----            --------  ------------  ---------   ----------  -----------
Michael S. Smith    40,000     21.9%         10.00       2-04-02     130,026
Neil L. Stenbuck    20,000     11.0%          7.00       2-04-07      77,804
Howard L. Boigon    10,000      5.5%          7.00       2-04-07      38,902
Thomas J. Corley    15,000      8.2%          7.00       2-04-07      58,353
Samuel D. Winegrad  15,000      8.2%          7.00       2-04-07      58,353

--------------------

(1) The options become fully exercisable in three years, vesting in equal installments over the 3-year period from the date of grant, with a 10-year term, except for those granted to Mr. Smith, which have a 5-year term. The plan pursuant to which the options were granted provides for tax withholding rights at the discretion of the Compensation and Incentive Committee.

(2) The Company granted options representing 182,500 shares to employees in fiscal 1997.

(3) The exercise price may be paid in cash, in shares of Common Stock (valued at fair market value at time of exercise), or by a combination of such means of payment, as may be determined by the Compensation and Incentive Committee.

(4) The grant date present value was estimated using the Black-Sholes option pricing model with the following weighted average assumptions: risk free rate of 5.75%; expected dividend yield of 0%; expected life of 5 years; and expected volatility of 58%. The Company does not believe that the values estimated by the Black-Sholes model, or any other model, are necessarily indicative of the values to be realized. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock. There can be no assurances that the amounts reflected in this table will be achieved.


     The following table shows the number of shares covered by all exercisable and unexercisable stock options held by the named executive officers as of December 31, 1997, as well as the value of unexercised "in the money" options at such date. No named executive officer exercised stock options during 1997.

                           FISCAL YEAR-END OPTION VALUES

                                                       VALUE OF UNEXERCISED
                          NUMBER OF UNEXERCISED            IN-THE-MONEY
                           OPTIONS AT 12/31/97      OPTIONS AT 12/31/97($) (1)
                        --------------------------  --------------------------
     NAME               EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
     ----               -----------  -------------  -----------  -------------
     Michael S. Smith     60,000         40,000       348,750       310,000
     Neil L. Stenbuck     50,000         45,000       593,750       511,875
     Howard L. Boigon     67,333         26,667       526,958       324,167
     Thomas J. Corley     20,000         55,000       277,500       716,250
     Samuel D. Winegrad   33,333         41,667       437,500       506,250

-------------

(1) Amounts shown represent aggregated fair market value at the share price on December 31, 1997 of $17.75 per share less aggregate exercise price of the unexercised in-the-money options held. These values, have not been, and may never be, realized. Actual gains, if any, on exercise will depend on the value of the Common Stock on the date of exercise.

EMPLOYMENT CONTRACTS

     The Company has entered into a three-year, automatically renewable management contract with Mr. Smith providing for his services as President and Chief Executive Officer. The agreement includes provisions relating to non-competition during employment by the Company, the right to compete following termination (except with respect to corporate opportunities known to him prior to termination in the event of a voluntary termination by Mr. Smith), a base salary of $300,000 subject to annual increase by the Board of Directors, annual bonus compensation, reimbursement for financial and tax planning, an automobile allowance, and other perquisites, compensation equal to three years base salary and bonus compensation payable over time or in a lump sum in the event of a change of control of the Company, disability payments to Mr. Smith at 75% of base salary, $1,000,000 of term life insurance, participation in the Company's benefit plans, confidentiality and related matters.

     The Company has entered into an employment agreement with Mr. Boigon, and has agreed to execute similar agreements with Messrs. Stenbuck and Winegrad, providing that in the event of a change in control of the Company (as defined in the agreement) and either the subsequent termination of their employment without cause or their resignation for "good reason" as defined in the agreement, they will receive compensation equal to three times their salary and bonus plus the accelerated vesting of all stock options and other incentive awards. "Good reason" for purposes of the agreement is defined to include, among others, alteration of duties, responsibilities or title, reduction in salary, relocation of principal office, or termination of Mr. Smith's service as chief executive officer.

     The Company has entered into employment agreements with Messrs. Corley and Pustka containing change of control, termination, salary and bonus provisions. Mr. Pustka is also entitled to participate in the Company's Gulf Coast Geoscientist Overriding Royalty Plan, pursuant to which the Company grants overriding royalty interests in certain Gulf Coast properties.

COMPENSATION OF DIRECTORS

     Each director who is not an employee of the Company (the "Non-Employee Directors") is paid an annual retainer of $20,000 and is reimbursed for expenses incurred in attending meetings of the Board of Directors and committee meetings of the Board of Directors.

     In addition, the Company has adopted the Equity Incentive Plan which contains provisions for incentive awards in which only Non-Employee Directors will be eligible to participate. A total of 150,000 shares of Common Stock has been authorized and reserved for issuance under the plan, subject to adjustments to reflect changes in the Company's capitalization resulting from stock splits, stock dividends and similar events. Non-employee directors are granted options to purchase 10,000 shares which vest in equal installments over a three-year period upon being named to the Board of Directors, and options to purchase an additional 2,500 shares (3,000 if a favorable stockholder vote is received on Proposal No. 2 in this Proxy Statement) which vest in one year are granted to each non-employee director once during each fiscal year following election to the Board. The Equity Incentive Plan is administered by the Board of Directors.

     Each option granted to Non-Employee Directors expires ten years from the date of grant. The option exercise price must be equal to 100% of the fair market value on the date of grant of the option. The option price may be paid in cash or by surrendering to the Company outstanding Common Stock already owned by the optionee, valued at fair market value, or by a combination of such means of payment, as may be determined by the Board. Options granted to Non-Employee Directors pursuant to the Equity Incentive Plan may not be exercised more than three months after the option holder ceases to be a director of the Company, except that in the event of the death or permanent and total disability of the option holder, the option may be exercised by the holder (or his estate, as the case may be), for a period of up to one year after the date of death or permanent or total disability. Options granted to directors under the Equity Incentive Plan will be treated as non-statutory stock options under the Internal Revenue Code.

                    COMPENSATION AND INCENTIVE COMMITTEE REPORT

COMPENSATION PHILOSOPHY

     The Compensation and Incentive Committee (the "Committee") is comprised of the non-employee directors of the Company. The Committee recommends to the Board of Directors payment amounts and award levels for executive officers of the Company and makes the decisions regarding grants of stock-based compensation under the Company's Equity Incentive Plan. With regard to compensation actions affecting Messrs. Smith, Boigon, and Stenbuck, all of the non-employee members of the Board of Directors acted as the approving body.

     At present, the executive compensation program is comprised of salary, cash bonus, long-term incentive opportunities in the form of stock options, performance shares (discussed below) and restricted stock and benefits typically offered.

     The past year was a significant and very successful year for the Company. The compensation decisions made by the Committee reflect the Company's success in implementing its new business strategy to focus its exploration efforts in the Gulf Coast and in building the financial strength to fuel future growth.
The Company's first two offshore discoveries at Eugene Island Block 65 began producing in August, causing earnings to increase from approximately break-even in the first quarter of 1997 to $2.1 million in the fourth quarter of the year and cash flow to increase by more than 600% during the same time frame. In addition to its Eugene Island 65 discoveries, the Company participated in seven other discoveries offshore in 1997, four of which were originated and drilled by the Company, and the Company had an over-all success rate of nine out of eleven exploratory wells in which it participated in the Gulf for the year. These discoveries, plus the reserves added by three acquisitions accomplished by the Company in the Gulf during the year, resulted in an increase in the Company's reserves to 138 bcfe at year-end, representing an 80% increase over year-end 1996, notwithstanding significantly lower commodity prices at year-end 1997 than the year before. The Company continued to build a foundation for future growth in the Gulf by building an inventory of approximately 30 prospects in the Gulf by year-end, compared to eight at year-end 1996. Also in 1997, the Company completed a secondary offering of 2.875 million shares of Common Stock at a price of $18.50 per share, generating net proceeds to the Company of approximately $50 million and leaving the Company with liquidity and balance sheet strength at year-end permitting continued execution of the Company's growth plan. The Company's stock increased 184% at year-end over year-end 1996, making it the top performing stock in its industry sector among all companies with a market capitalization above $50 million and significantly outperforming broad market indices. By all measures, the Company experienced a successful, highly productive year, creating significant value for its stockholders, and the Committee's compensation decisions for senior management reflected and rewarded that performance.

     In constructing appropriate compensation awards, the Committee's objectives were to reward performance, foster a spirit of teamwork and group responsibility, conserve cash, promote executive retention, and tie individual rewards to corporate success. The Company's goals continue to be to attract and retain the most talented and proven executives available. At the same time, the Committee continues to believes that the Company's senior management should be willing to link a significant portion of their compensation to their own success. Accordingly, in addition to awards intended to reward senior management for their efforts in achieving considerable success in 1997, the Committee approved several executive compensation decisions for 1997 that were intended to generate appropriate incentives for senior management to accomplish the Company's short-term strategic and long-term growth objectives.

SALARIES

     The salary of Mr. Smith was initially established by the employment contract he signed with the Company upon consummation of the Company's initial public stock offering in May 1992. Under that contract, the Committee can determine to increase Mr. Smith's salary but cannot decrease it below 1992 levels, i.e., $300,000. The salaries of the remaining executive officers are established by the Committee to the extent not specified in employment agreements. Messrs. Corley, Pustka, Stenbuck, and Winegrad had such agreements and their salaries for 1997 were accordingly negotiated when they joined the Company. However, the Committee continues to monitor the Company's executive compensation in comparison to compensation for executive officers paid by the companies in its peer group so that the Company can remain competitive. On that basis, the Company increased the salaries of two executive officers in 1997.
The Committee also approved restoration of the 10% salary reductions that Messrs. Smith and Boigon had accepted for 1996 to reflect the Company's disappointing performance in 1995.

     The Committee will continue to evaluate the salaries of the executive officers in relation to salaries in the industry to assure that the Company's salary levels are competitive. At the same time, the Committee believes that salary increases are not necessarily the preferred method of rewarding individual and/or corporate performance. Except for increases necessary to reflect increases in an officer's responsibility or to reflect salaries paid by the Company's competitors, the Committee expects to continue to focus more heavily on incentive-based compensation for executive officers rather than salary increases.

     As indicated above, for 1997 Mr. Smith received a salary increase equivalent to the 10% salary reduction he had accepted for 1996. The Committee intends to continue to evaluate Mr. Smith's salary in comparison to the CEO's and chairmen of the Company's peer group but intends to continue to emphasize compensation for Mr. Smith based on Company success rather than salary increases.

BONUSES

     In 1996, other than mid-year bonuses to executive officers involved in negotiating and consummating the sale of the Company's D-J Basin assets and modest year-end bonuses to executive officers having responsibility for the Company's operations, the Committee did not approve bonuses to executive officers for the Company's performance. The Committee thought that bonuses were not appropriate because management's efforts to refocus the Company in the Gulf had not yet generated growth in stock price, cash flow and earnings.

     In 1997, the Company had significant success in implementing its strategy, including the development of its operations and building its asset base in the Gulf of Mexico and meeting its business objectives. As summarized above, the Company outperformed its peer group in stockholder return and significantly increased its performance on all measures, including revenues, cash flow, earnings and reserves. The Company ended 1997 in a significantly stronger position than it ended 1996. Especially in view of the absence of bonuses at year-end 1996, the Committee believed that such achievements warranted recognition. In determining the appropriate scope of that recognition, the Committee analyzed information from the Company's peer group from their proxy statements for 1996 (the latest available public information). On the basis of this analysis and consideration of the value created for stockholders in 1997, the Committee awarded bonuses in equal parts cash and restricted stock to executive officers other than Mr. Smith valued in the aggregate at approximately $150,000 per officer. This amount exceeded by approximately $20,000 the average cash awards granted in 1996 as a group to the four most highly compensated executive officers other than the CEO for the Company's entire peer group, which averaged a 64% return to stockholders for 1996, compared to the Company's return to shareholders during the past year of 184%. In dividing these awards between cash and stock the Committee determined that it was appropriate to conserve cash and to continue to emphasize incentive rewards which align the interests of senior management with those of stockholders and promote retention of senior management.

     The Committee believes in the importance of fostering teamwork and collegiality in its compensation decisions, but also will continue to consider individual awards on the basis of its view of factors such as degree of management responsibility, performance of the department managed, excellence of work product, and commitment to accomplishment of the Company's goals as reflected by time committed, constructiveness of working relationships with other executive officers and staff, and assumption of responsibility and initiative.

     The Committee did award a larger bonus to Mr. Smith, in the amount of approximately $320,000 in cash and restricted stock, to reflect his larger responsibility for the Company's performance and the effectiveness of his leadership. In determining the amount of this award, the Committee did consider, as one relevant factor, the bonuses awarded to the CEO's of the Company's peer group. The award to Mr. Smith for 1997 was approximately $25,000 below the average award for the most highly compensated executive officer of the top four performing members of the Company's peer group for 1996, which averaged 147% annual return in 1996 in comparison to the Company's 184% annual return for 1997. This award was approximately $60,000 greater than the average bonus awarded to the most highly compensated executive officer by all the companies in the 1996 peer group, which averaged 64% annual return for that year. The Committee regards this peer group analysis as a guide but not controlling, and the size of the award to Mr. Smith ultimately reflects the Committee's judgment regarding fair recognition of Mr. Smith's role in the Company's significant success over the past year as well as a realistic appraisal of the Company's available resources and the long-term best interests of stockholders.

INCENTIVE AWARDS

     The Company's Equity Incentive Plan is designed to align a significant portion of the executive compensation program with stockholder interests. The Equity Incentive Plan permits the granting of several different types of stock-based awards. The Committee believes that it is important to use stock options and performance shares for its executive officers as a cornerstone of incentive compensation to tie their success directly to the growth of stockholder value and the accomplishment of corporate goals. The Committee generally intends to use restricted stock for other management and key employees in order to maximize the value of awards to these employees by reducing their cost and at the same time minimize dilution by reducing the number of shares necessary to reach the desired compensation level. However, as indicated above for 1997 the Committee decided to use restricted stock awards to compensate executive officers as well. In part this reflected the Committee's judgment that it was appropriate to conserve cash and thus reduce cash bonuses notwithstanding the Company's outstanding 1997 performance, and in part it reflected the Committee's ongoing effort to tie executive compensation more closely to value creation and to create disincentives for key management to leave the Company for other opportunities. Conversely, the Committee also intends to use stock options and other types of performance awards for management other than executive officers where appropriate.

     The Company has taken two important steps in the strengthening of its equity incentive program for executive officers. The first was to approve, subject to stockholder approval, an increase in the availability of shares under the Equity Incentive Plan from 1,475,334 to 2,075,334, which is 15% of the Company's issued and outstanding shares after its recent stock offering. The Committee agrees with senior management that this increase is critical if the Company is to continue to be able to recruit the high level of management talent required to execute the Company's business plan. Stock options were a significant factor in the Company's ability to attract the new executive officers, other officers, key managers, and Gulf Coast geoscientists in 1995, 1996 and 1997. The Committee expects them to be equally as important in attracting additional management and technical expertise to support the Company's future growth and to retain existing key personnel. Availability of shares has been reduced by previous grants to the point where no new significant grants could be made without an increase in shares authorized for issuance under the Equity Incentive Plan.

     The second important move was the Committee's implementation in February 1997 of a performance share plan under the Equity Incentive Plan. Under the plan, performance shares of the Company's common stock may be granted to key employees. Awards are based on the Company's success in meeting specific performance goals over a designated performance cycle, generally intended to be three years. The Company must reach a minimum threshold of performance as to each stated performance goal for the performance cycle before any performance shares are actually earned. The actual percentage earned by participating employees can range from 0 to 150% of the amounts awarded, depending upon the results obtained for each of the performance goals. No award is actually earned until the end of the performance cycle, when achievement of the performance goals is determined. The purpose of this plan is to establish a strong incentive for key employees to remain with the Company (since they receive no partial vesting during the performance cycle unless the Committee so authorizes but must generally remain employed for the entire cycle to qualify for an award), and to tie that incentive specifically and tangibly to objective corporate performance goals so that the employees do not benefit if the Company does not achieve stipulated goals designed to benefit stockholders. The Committee does not intend that performance shares will replace stock options as incentives for key employees, but these shares will constitute an important component of incentive compensation that may reduce the number of stock options that would otherwise have been granted.

     The Committee awarded a total of 55,000 performance shares in the aggregate to all executive officers for the 1997-99 performance cycle, based upon the following performance criteria:

     1. One-third based upon the Company's three-year average working capital return on total capital employed.

     2. One-third based upon the Company's three-year average increase in value of proved reserves (excluding effects of price changes).

     3. One-third based upon the Company's three-year average total stockholder return (stock appreciation plus dividend yield) relative to the peer performance group of companies used for annual comparison of the Company's stock performance in its proxy statements.

     In addition to performance shares, in 1997 the Committee approved awards of stock options covering a total of 70,000 shares to certain executive officers other than Mr. Smith to complement the performance share awards in promoting executive retention and alignment of the interests of executive officers with those of stockholders and remain competitive with peers. The awards ranged between 10,000 and 20,000 shares per officer. Prior to these grants, the executive officers as a group held a total of 384,000 stock options (not including those held by Mr. Smith), or an average of 64,000 per officer. In considering these new awards, the Committee reviewed analyses (based on data for 1995, the last year for which information was available at the time these awards were made in February 1997) of the stock ownership of executive officers of the Company's peer group companies and determined that the Company's executive officers as a group ranked below the median of their peer group. (Review of 1996 data for the Company's peer group has subsequently confirmed that each of the Company's five most highly compensated executive officers was below the average of his peer group counterparts in stock option ownership even after the Committee's 1997 grants. The 339,000 stock options owned by the Company's top five executive officers after the 1997 grants equaled approximately 40% of the average of 838,951 stock options held in 1996 by the five most highly compensated executive officers of the top four performing companies for 1996 in the peer group.) As with bonuses, the Committee views such peer group analysis as helpful but not controlling in its long-term compensation awards and intends to continue to exercise its subjective judgment as to the appropriate level and type of awards to serve as performance incentives and maximize stockholder return.

     In 1997, the Committee awarded 20,000 performance shares to Mr. Smith for the 1997-99 performance cycle under the newly adopted performance share plan and awarded him 40,000 stock options priced at $10 per share, approximately 45% above the Company's then-current stock price. The Committee expects to continue to award performance shares and stock options to Mr. Smith to reflect his critical importance to the growth of the Company and to align his interests with those of other stockholders. Although the Committee reviewed incentive awards for CEO's in the Company's peer group, the Committee based Mr. Smith's award on what it believed to be an effective and appropriate level of inducement to foster the growth in Company performance that would benefit stockholders.

SECTION 162(m) POLICY

The Committee has not adopted a policy with respect to qualification of executive compensation in excess of $1 million per individual for deduction under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder. Under that section, public companies are precluded from deducting for tax purposes compensation paid to executive officers in excess of $1 million unless the compensation is performance-based within the requirements of the regulations. The Company's Incentive Plan awards are intended to constitute "qualified performance-based compensation" within the meaning of
Section 162(m) so that the deduction disallowance should not be applicable to compensation paid to executive officers in the form of stock options and performance shares. The Committee currently does not anticipate that the compensation of any executive officer during 1998 will exceed the limits on deductibility for 1998. In determining a policy for future periods, the Committee would expect to consider a number of factors, including the tax position of the Company, the materiality of amounts likely to be involved, and any potential ramifications of the loss of flexibility to respond to unforeseeable changes in circumstances.

                                   Donald H. Anderson
                                   John F. Greene
                                   J. Paul Hellstrom
                                   Michael A. Nicolais
                                   Larry D. Unruh

PERFORMANCE GRAPH

     The following graph compares total shareholder return on the Company's Common Stock for the five years ended December 31, 1997 with the total return on three indices, including: the Nasdaq Composite Index; the industry peer group index used by the Company in its 1997 Proxy Statement; and the S&P SmallCap 600 Oil & Gas Exploration and Production (O&G E&P) Index, which the Company intends to use in the future as its industry peer group index.

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
     AMONG BASIN IN EXPLORATION, INC., THE NASDAQ STOCK MARKET-US INDEX,
      THE S&P SMALLCAP 600 - O&G E&P INDEX AND BASIN'S FORMER PEER GROUP

--------------------------------------------------------------------------------------------
                             12/31/92   12/31/93   12/31/94   12/31/95   12/31/96   12/31/97
--------------------------------------------------------------------------------------------
- Basin Exploration, Inc.      100          90        87          39         50        141
- Nasdaq Stock Market-US       100         115       112         151        195        240
- Former Peer Group            100         124       125         159        276        225
* S&P SmallCap 600 O&G E&P     100         132       125         149        259        233
--------------------------------------------------------------------------------------------

* ASSUMES INITIAL INVESTMENT OF $100 AND REINVESTMENT OF DIVIDENDS.


     For reasons of increased objectivity and convenience, the Company has elected to replace its self-maintained industry peer group index with the S&P 600 SmallCap O&G E&P published index. The Company believes that this index is comprised of companies whose operating activities are comparable to those of the Company and that it reflects historical performance that closely mirrors that of the Company's former self-maintained peer group index. For 1997, the S&P SmallCap 600 O&G E&P Index included 17 components, seven of which were also included in the Company's former self-maintained peer group index.

     For purposes of the above graph, the former self-maintained peer group is weighted based on the market capitalization of each individual company within the peer group at the beginning of the comparison period and is the same peer group that was used in the Company's proxy statement dated April 1, 1997, except that American Exploration Company and Cairn Energy USA, Inc. are excluded since both ceased to exist as independent entities during 1997 as the result of mergers. The fifteen companies included in this peer group index are as follows: Cabot Oil & Gas Corporation, Chesapeake Energy Corporation, Cross Timbers Oil Company, HS Resources, Inc., Hugoton Energy Corporation, The Meridian Resource Corporation, Newfield Exploration Company, Nuevo Energy Company, Ocean Energy, Inc., Plains Resources, Inc., Snyder Oil Corporation, St. Mary Land & Exploration Company, Stone Energy Corporation, Tom Brown, Inc., and The Wiser Oil Company.

                    CERTAIN RELATIONSHIPS AND OTHER TRANSACTIONS

     Set forth below is a description of transactions entered into between the Company and certain of its officers, directors, and/or employees during the last fiscal year.

     STOCKHOLDER BORROWING. Prior to the Company's initial public offering, Mr. Smith borrowed funds from the Company and in connection therewith in 1992 Mr. Smith signed a promissory note to the Company which provided for the repayment of $559,000 in December 1996, with interest payments due quarterly. The note bore interest at a rate of 9% per year. During 1996, the note was amended to extend the due date one year and to secure the note with 150,000 shares of the Company's Common Stock. Under the terms of the note, Mr. Smith had the option of repaying the loan with shares of Common Stock, valued at the average closing sale price of the Common Stock on the NASDAQ Stock Market over the 20 trading days prior to repayment. Mr. Smith exercised that option in December 1997 and extinguished the loan by surrendering to the Company 28,217 shares of Common Stock and paying cash for accrued interest.

     OVERRIDING ROYALTY PLAN. David Pustka, vice president and general manager of the Company's Gulf Coast Division, participates in the Company's Gulf Coast Geoscientist Overriding Royalty Plan. Pursuant to that Plan, in 1997 Mr. Pustka received overriding royalties averaging 0.6% burdening the Company's initial interests in 19 leases with exploratory prospects situated in waters offshore the Gulf of Mexico.

                      DATE OF RECEIPT OF STOCKHOLDER PROPOSALS

     Stockholder proposals for inclusion in the Proxy Statement for the 1999 Annual Meeting of Stockholders must be received at the principal executive offices of the Company on or before December 1, 1998.

                                   ANNUAL REPORT

     1997 ANNUAL REPORT TO STOCKHOLDERS. The Annual Report to Stockholders of the Company for the fiscal year ended December 31, 1997, is enclosed. The Annual Report, which includes audited financial statements, does not form any part of the materials for the solicitation of Proxies.


     PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES. A PROMPT RETURN OF YOUR PROXY WILL BE APPRECIATED, AS IT WILL SAVE THE EXPENSE OF FURTHER MAILING.


                                       BY ORDER OF THE BOARD OF DIRECTORS



                                       HOWARD L. BOIGON
                                       SECRETARY

April 3, 1998

                                      APPENDIX A

                              Proposed Resolution of the
                                   Stockholders of
                               BASIN EXPLORATION, INC.

                         1998 Annual Meeting of Stockholders


     RESOLVED, that the proposed amendments to the Company's Equity Incentive Plan (the "Plan") to increase the number of shares of common stock of the Company par value $.01 per share ("Common Stock"), authorized for issuance under the Plan to 2,075,334 shares of Common Stock, to increase the maximum number of such shares which are cumulatively available under the Plan for the grant of incentive stock options to 1,750,000, to increase the maximum number of shares of non-discretionary grants of stock options available for issuance to non-employee directors from 150,000 to 175,000 shares and to increase the number of shares of non-discretionary grants of stock options to non-employee directors after their first year of service on the Company's Board of Directors to 3,000, as described in the Proxy Statement, are hereby ratified, adopted and approved in all respects.

PROXY                       BASIN EXPLORATION, INC.
                          370 17TH STREET, SUITE 3400
                             DENVER, COLORADO 80202

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The undersigned hereby appoints Michael S. Smith and Howard L. Boigon and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of Basin Exploration, Inc. held of record by the undersigned on March 12, 1998, or with respect to which the undersigned is otherwise entitled to vote or act, at the Annual Meeting of Stockholders to be held on May 5, 1998 or any adjournment thereof.

1.  Election of Directors

/ /        FOR all nominees listed below (except as marked to the    / /
           contrary below, see instructions)

/ /        WITHHOLD AUTHORITY to vote for all nominees listed below


            Donald H. Anderson, Michael S. Smith and Larry D. Unruh

INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list.

2. Proposal to amend the Company's Equity Incentive Plan to increase the number of shares of Common Stock authorized for issuance from 1,475,334 to 2,075,334, and to increase the number of shares of the Company's Common Stock cumulatively available under the Equity Incentive Plan for the grant of incentive stock options from 1,150,000 to 1,750,000 and to amend in certain particulars stock option grants to non-employee directors.

                  FOR  / /      / /  AGAINST      / /  ABSTAIN

3. Proposal to approve the appointment of Arthur Andersen LLP as independent auditors for the current fiscal year.

                  FOR  / /      / /  AGAINST      / /  ABSTAIN

4. In their discretion, the Proxies are authorized to vote upon such business as may properly come before the meeting or any adjournment thereof, upon matters incident to the conduct of the meeting and upon the election of substituted nominees for Director designated by the Board of Directors if one or more of the persons named in Proposal 1 above is unable to serve as a Director.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR PROPOSALS 1, 2 AND 3.

    THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN. IN THE ABSENCE OF INSTRUCTIONS, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3.

Dated:
-----------------, 1998.
                                       Receipt of Notice of the Annual Meeting
                                       of Stockholders and the accompanying
                                       Proxy Statement is hereby acknowledged.
                                       Please sign exactly as name appears
                                       below. When shares are held by joint
                                       tenants, both should sign. When signing
                                       as attorney, as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                       -----------------------------------------
                                               Signature of Stockholder

                                       -----------------------------------------
                                               Signature if held jointly

                                       PLEASE MARK, SIGN, DATE, AND RETURN THE
                                       PROXY CARD PROMPTLY USING THE ENCLOSED
                                       ENVELOPE.